Exhibit 99.1

Investor Contact: Kenneth Levy Iridium Communications Inc. +1 (703) 287-7570 ken.levy@iridium.com	Press Contact: Jordan Hassin Iridium Communications Inc. +1 (703) 287-7421 jordan.hassin@iridium.com

IRIDIUM ANNOUNCES FIRST-QUARTER 2022 RESULTS

•    Record Equipment Sales Driven by Strong Demand

MCLEAN, Va. – April 19, 2022 – Iridium Communications Inc. (Nasdaq:IRDM) (“Iridium”) today reported financial results for the first quarter of 2022 and reiterated its full-year 2022 outlook. Net income was $2.8 million, or $0.02 per diluted share, for the first quarter of 2022, as compared to net loss of $5.2 million, or $0.04 per diluted share, for the first quarter of 2021. Operational EBITDA (“OEBITDA”)(1) for the first quarter was $103.2 million, as compared to $89.8 million for the prior-year period, representing a year-over-year increase of 15% and an OEBITDA margin(1) of 61%.

Iridium reported first-quarter total revenue of $168.2 million, which consisted of $126.1 million of service revenue and $42.1 million of revenue related to equipment sales and engineering and support projects. Total revenue increased 15% from the comparable period of 2021, while service revenue grew 9% from the year-ago period. Service revenue, which represents primarily recurring revenue from Iridium’s growing subscriber base, was 75% of total revenue for the first quarter of 2022.

The Company ended the quarter with 1,781,000 total billable subscribers, which compares to 1,518,000 for the year-ago period and is up from 1,723,000 for the quarter ended December 31, 2021. Total billable subscribers grew 17% year-over-year, driven by growth in commercial IoT.

“Iridium continued to see strong demand in the first quarter. I’m continually amazed at the innovative ways in which our technology and distribution partners utilize our unique satellite network to drive growth and serve their respective markets,” said Matt Desch, CEO, Iridium.

Commenting on the Company’s share repurchase program, Desch said, “Cash flow remains very strong, and we continue to execute on our long-standing promise to return capital to shareholders. Even as we expand our investments in new products and network capabilities, we’ve announced plans for up to $600 million in share buybacks since February 2021, and we’re executing opportunistically on these as the market allows.”

Iridium Business Highlights

Service – Commercial

Commercial service remained the largest part of Iridium’s business, representing 59% of the Company’s total revenue during the first quarter. The Company’s commercial customer base is diverse and includes markets such as maritime, aviation, oil and gas, mining, recreation, forestry, construction, transportation and emergency services. These customers rely on Iridium’s products and services as critical to their daily operations and integral to their communications and business infrastructure.

•	Commercial service revenue was $99.6 million, up 10% from last year’s comparable period due primarily to increased revenues from IoT, voice and data, and broadband services.

•

Commercial voice and data subscribers were up 8% from the year-ago period to 378,000. Commercial voice and data average revenue per user (“ARPU”) rose to $40 during the first quarter, compared to $39 in the prior-year period.

•

Commercial IoT data revenue was $28.4 million, up 15% from the year-ago period. Commercial IoT data subscribers grew 24% from the year-ago period to 1,243,000 customers, driven by continued strength in consumer personal communications devices. Commercial IoT data ARPU was $7.78 in the first quarter, compared to $8.39 in last year’s comparable period. The decrease in ARPU resulted from the effect of the growing proportion of personal communications subscribers within IoT, who typically utilize lower ARPU plans.

•

Commercial broadband revenue was $11.5 million, up 22% from $9.4 million in the year-ago period on increasing activations of Iridium Certus® broadband service. Commercial broadband ARPU was $288 during the first quarter, compared to $265 in last year’s comparable period, reflecting an increasing mix of Iridium Certus broadband subscribers.

•

Iridium’s commercial business ended the quarter with 1,635,000 billable subscribers, which compares to 1,365,000 for the year-ago period and is up from 1,576,000 for the quarter ended December 31, 2021. IoT data subscribers represented 76% of billable commercial subscribers at the end of the quarter, an increase from 73% at the end of the prior-year period.

•	Hosted payload and other data service revenue was $14.8 million in the first quarter, consistent with the prior-year period.

Service – Government

Iridium’s voice and data solutions improve situational awareness for military personnel and track critical assets in tough environments around the globe, providing a unique value proposition that is not easily duplicated.

Under Iridium’s Enhanced Mobile Satellite Services contract (the “EMSS Contract”), a seven-year, $738.5 million fixed-price airtime contract with the U.S. Space Force signed in September 2019, Iridium provides specified satellite airtime services, including unlimited global standard and secure voice, paging, fax, Short Burst Data®, Iridium Burst®, RUDICS and Distributed Tactical Communications System services for an unlimited number of Department of Defense and other federal government subscribers. Iridium also provides maintenance and support work for the U.S. government’s dedicated Iridium gateway under two other contracts with the U.S. Space Force. Iridium Certus airtime services are not included under these contracts and may be procured separately for an additional fee.

•	Government service revenue was $26.5 million in the first quarter and reflected increased revenue from a contractual step up in the EMSS Contract on September 15, 2021.

•	Iridium’s government business ended the quarter with 146,000 subscribers, which compares to 153,000 for the year-ago period and 147,000 for the quarter ended

December 31, 2021. Government voice and data subscribers rose 3% from the year-ago period to 65,000 as of March 31, 2022. IoT data subscribers declined 10% year-over-year and represented 55% of government subscribers, down from 59% at the end of the prior-year period.

Equipment

•	Equipment revenue was $33.7 million during the first quarter, up 41% from the prior-year period.

•	In 2022, the Company expects considerably higher equipment sales than in 2021.

Engineering & Support

•

Engineering and support revenue was $8.4 million during the first quarter, up 30% from the prior-year quarter, primarily due to the episodic nature of contract work for the U.S. government and a rise in commercial activity.

Capital expenditures were $13.6 million for the first quarter, which includes $0.4 million of capitalized interest. The Company ended the first quarter with gross debt of $1.6 billion and a cash and cash equivalents balance of $232.0 million, for a net debt balance of $1.4 billion.

During the quarter, the Company repurchased approximately 3.8 million shares of its common stock at a total purchase price of $134.2 million under the $300 million share repurchase program announced in February 2021. On March 7, 2022, Iridium announced that its Board of Directors had approved a new authorization for the repurchase of an additional $300 million of Iridium common stock through December 31, 2023. As of March 31, 2022, $302.5 million remained available and authorized for repurchase under the Company’s stock buyback program.

2022 Outlook

The Company reiterated its full-year 2022 outlook:

•	Total service revenue growth between 5% and 7% for full-year 2022. Total service revenue for 2021 was $492.0 million.

•	Full-year 2022 OEBITDA between $400 million and $410 million. OEBITDA for 2021 was $378.2 million.

•	Negligible cash taxes in 2022. Cash taxes are expected to be negligible through approximately 2024.

•

Net leverage of between 2.5 and 3.5 times OEBITDA at the end of 2023, assuming the completion of the Company’s total $600 million in authorized share repurchases. Net leverage was 3.4 times OEBITDA at December 31, 2021.

(1) Non-GAAP Financial Measures & Definitions

In addition to disclosing financial results that are determined in accordance with U.S. GAAP, the Company provides Operational EBITDA and Operational EBITDA margin, which are non-GAAP financial measures, as supplemental measures to help investors evaluate the Company’s fundamental operational performance. Operational EBITDA represents earnings before interest, income taxes, depreciation and amortization and share-based compensation expenses. The Company also presents Operational EBITDA expressed as a percentage of GAAP revenue, or Operational EBITDA margin. Operational EBITDA, along with its related measure, Operational EBITDA margin does not represent, and should not be considered, an alternative to U.S. GAAP measurements such as net income or loss. In addition, there is no standardized measurement of Operational EBITDA, and the Company’s calculations thereof may not be comparable to similarly titled measures reported by other companies. The Company believes Operational EBITDA is a useful measure across time in evaluating the Company’s fundamental core operating performance. Management also uses Operational EBITDA to manage the business, including in preparing its annual operating budget, debt covenant compliance, financial projections and compensation plans. The Company believes that Operational EBITDA is also useful to investors because similar measures are frequently used by securities analysts, investors and other interested parties in their evaluation of companies in similar industries. As indicated, Operational EBITDA does not include interest expense on borrowed money, the payment of income taxes, amortization of the Company’s definite-lived intangible assets, or depreciation expense on the Company’s capital assets, which are necessary elements of the Company’s operations. Since Operational EBITDA does not account for these and other expenses, its utility as a measure of the Company’s operating performance has material limitations. Due to these limitations, the Company’s management does not view Operational EBITDA in isolation, but also uses other measurements, such as net income (loss), revenues, operating profit and cash flows from operating activities, to measure operating performance. Please refer to the schedule below for a reconciliation of consolidated GAAP net income (loss) to Operational EBITDA and Iridium’s Investor Relations webpage at www.iridium.com for a discussion and reconciliation of these and other non-GAAP financial measures. We do not provide a forward-looking reconciliation of expected full-year 2022 Operational EBITDA guidance as the amount and significance of special items required to develop meaningful comparable GAAP financial measures cannot be estimated at this time without unreasonable efforts.

	Iridium Communications Inc.
	Supplemental Reconciliation of GAAP Net Income (Loss) to Operational EBITDA
	(In thousands)
	Three Months Ended March 31,
	2022	2021
GAAP net income (loss)	$2,824	$(5,183)
Interest expense, net	14,577	22,769
Income tax expense (benefit)	1,824	(8,598)
Depreciation and amortization	75,661	75,910
Share-based compensation	8,320	4,906

Operational EBITDA	$103,206	$89,804

Conference Call Information

As previously announced, the Company will host a conference call to discuss its results at 8:30 a.m. Eastern Time on Tuesday, April 19, 2022. Callers should dial 1-412-902-6740 to access the call. The conference call will also be simultaneously webcast on Iridium’s Investor Relations webpage at www.iridium.com. An archive of the webcast will be available following the live conference call.

About Iridium Communications Inc.

Iridium® is the only mobile voice and data satellite communications network that spans the entire globe. Iridium enables connections between people, organizations and assets to and from anywhere, in real time. Together with its ecosystem of partner companies, Iridium delivers an innovative and rich portfolio of reliable solutions for markets that require truly global communications. In 2019, the company completed a generational upgrade of its satellite network and launched its new specialty broadband service, Iridium Certus. Iridium Communications Inc. is headquartered in McLean, Va., U.S.A., and its common stock trades on the Nasdaq Global Select Market under the ticker symbol IRDM. For more information about Iridium products, services and partner solutions, visit www.iridium.com.

Forward-Looking Statements

Statements in this press release that are not purely historical facts may constitute forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements regarding Iridium’s expectations with respect to total service revenue growth, OEBITDA, and cash taxes for 2022; net leverage and cash taxes over the longer term; anticipated equipment sales for 2022; amount and timing of share repurchases, and expected revenues from its EMSS contract with the U.S. government. Forward-looking statements can be identified by the words “anticipates,” “may,” “can,” “believes,” “expects,” “projects,” “intends,” “likely,” “will,” “to be” and other expressions that are predictions or indicate future events, trends or prospects. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of Iridium to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, uncertainties regarding customer demand for Iridium’s products and services, including demand from the U.S. government; Iridium’s ability to maintain the health, capacity and content of its satellite constellation, the development of and market for Iridium’s products and services, and Iridium’s ability to complete its share repurchase programs, as well as general industry and economic conditions, and competitive, legal, governmental and technological factors. Other factors that could cause actual results to differ materially from those indicated by the forward-looking statements include those factors listed under the caption “Risk Factors” in the Company’s Form 10-K for the year ended December 31, 2021, filed with the Securities and Exchange Commission (“SEC”) on February 17, 2022, and the Company’s Form 10-Q for the quarter ended March 31, 2022, filed with the SEC on April 19, 2022, as well as other filings Iridium makes with the SEC from time to time. There is no assurance that Iridium’s expectations will be realized. If one or more of these risks or uncertainties materialize, or if Iridium’s underlying assumptions prove incorrect, actual results may vary materially from those expected, estimated or projected. Iridium’s forward-

looking statements are based on information available to it as of the date of this press release and speak only as of the date of this press release, and Iridium undertakes no obligation to update forward-looking statements.

Iridium Communications Inc.

Condensed Consolidated Statements of Operations

(In thousands)

	Three Months Ended March 31,
	2022	2021
Revenue:
Service revenue
Commercial	$99,609	$90,402
Government	26,500	25,750

Total service revenue	126,109	116,152
Subscriber equipment	33,744	23,953
Engineering and support service	8,366	6,430

Total revenue	168,219	146,535

Operating expenses:
Cost of services (exclusive of depreciation and amortization)	24,098	23,207
Cost of subscriber equipment sales	20,505	13,028
Research and development	2,619	2,717
Selling, general and administrative	26,103	22,657
Depreciation and amortization	75,661	75,910

Total operating expenses	148,986	137,519

Operating income	19,233	9,016

Other expense, net:
Interest expense, net	(14,577)	(22,769)
Other expense, net	(8)	(28)

Total other expense, net	(14,585)	(22,797)

Income (loss) before income taxes	4,648	(13,781)
Income tax benefit (expense)	(1,824)	8,598

Net income (loss)	$2,824	$(5,183)

Operational EBITDA	$103,206	$89,804

Iridium Communications Inc.

Subscriber Highlights

(In thousands, except ARPU)

	As of March 31,
	2022	2021	% Change
Billable Subscribers (1) (2)
Commercial
Voice and data, IoT data and Broadband service
Voice and data	378	350	8%
IoT data	1,243	1,003	24%
Broadband (4)	13.5	12.0	13%

Total commercial voice and data, IoT data and Broadband service	1,635	1,365	20%
Government
Voice and data and IoT data service
Voice and data	65	63	3%
IoT data	81	90	-10%

Total government voice and data and IoT data service	146	153	-5%

Total billable subscribers	1,781	1,518	17%

	Three Months Ended March 31,
	2022	2021	% Change
Net Billable Subscriber Additions
Commercial
Voice and data. IoT data and Broadband service
Voice and data	8	—	NM
IoT data	50	41	22%
Broadband	0.3	0.3	0%

Total commercial voice and data, IoT data and Broadband service	58	41	41%
Government
Voice and data and IoT data service
Voice and data	—	1	-100%
IoT data	(1)	—	NM

Total government voice and data and IoT data service	(1)	1	-200%

Total net billable subscriber additions	57	42	35%

	Three Months Ended March 31,
	2022	2021	% Change
ARPU (2) (3)
Commercial
Voice and data	$40	$39	3%
IoT data	$7.78	$8.39	-7%
Broadband	$288	$265	9%

(1)	Subscribers as of the end of the respective period.
(2)	Billable subscriber and ARPU data is not applicable for Hosted payload and other data service revenue items and is excluded from presentation above.
(3)

Average monthly revenue per unit, or ARPU, is calculated by dividing revenue in the respective period by the average of the number of billable subscribers at the beginning of the period and the number of billable subscribers at the end of the period and then dividing the result by the number of months in the period.

(4)	Broadband is comprised of Iridium OpenPort® and Iridium Certus.

Iridium Communications Inc.

Summary Revenue and OEBITDA Highlights

(In thousands)

	Three Months Ended March 31,
	2022	2021	% Change
Revenue
Service revenue(1)
Commercial service revenue
Voice and data	$44,883	$41,424	8%
IoT data(2)	28,441	24,754	15%
Broadband(3)	11,514	9,434	22%
Hosted payload and other data service(4)	14,771	14,790	0%

Total commercial service revenue	99,609	90,402	10%
Government service revenue(5)	26,500	25,750	3%

Total service revenue	126,109	116,152	9%
Subscriber equipment	33,744	23,953	41%
Engineering and support(6)
Commercial	1,111	746	49%
Government	7,255	5,684	28%

Total engineering and support	8,366	6,430	30%

Total revenue	$168,219	$146,535	15%

Operational EBITDA
Operational EBITDA	$103,206	$89,804	15%

Other
Capital expenditures(7)	$13,568	$9,417
Net debt(8)	$1,384,985	$1,411,183
Cash, cash equivalents and marketable securities	$232,015	$222,317

Term Loan	$1,617,000	$1,633,500
Deferred financing costs	(21,997)	(23,045)

Term Loan, net	$1,595,003	$1,610,455

(1)	Service revenue consists of primarily subscription-based services which often generate a long-term recurring revenue stream from subscribers.
(2)

IoT data service provides a two-way short burst data transmission between Iridium Communications Inc.’s network and a telemetry unit, which may be located, for example, on a container in transit or a buoy monitoring oceanographic conditions.

(3)	Broadband is comprised of Iridium OpenPort® and Iridium Certus.
(4)

Hosted payload and other services consist primarily of services that do not have traditional billable subscribers. Hosted payload services consist of hosting and data services to our payload customers, Aireon and Harris. Other services include primarily Iridium Communications Inc.’s one-way satellite timing, location, and authentication services (STL) which provides position, navigation and timing technology.

(5)	Government service revenue consists of voice and IoT data subscription-based services provided to agencies of the U.S. government through prime contracts.
(6)

Engineering and support includes maintenance services to the U.S. government’s dedicated gateway and engineering services to assist customers in developing new technologies for use on Iridium Communications Inc.’s satellite system.

(7)	Capital expenditures based on cash spent in the respective period.
(8)	Net debt is calculated by taking the sum of the gross Term Loan B and gross drawn Revolving Facility, less cash, cash equivalents and marketable securities.